EXHIBIT 99.1

Press Release

Date:	December 22, 2010	Contact:	Richard J. Harris
For Release:	Immediately	Telephone:	(441) 292-3645

ENSTAR GROUP LIMITED ANNOUNCES PROPOSED ACQUISITION
     Hamilton, Bermuda — December 22, 2010 — Enstar Group Limited (“Enstar”) (Nasdaq:ESGR) today announced that, through one of its wholly-owned subsidiaries, it has entered into a definitive agreement for the purchase of Clarendon National Insurance Company from Clarendon Insurance Group, Inc., an affiliate of Hannover Re. The purchase price is approximately $200 million and is expected to be financed in part by a bank loan facility to be finalized before closing and in part from cash on hand.
     Completion of the transaction is conditioned on, among other things, regulatory approval and satisfaction of various customary closing conditions. The transaction is expected to close in the second quarter of 2011.
     Enstar, a Bermuda company, acquires and manages insurance and reinsurance companies in run-off and provides management, consultancy and other services to the insurance and reinsurance industry.
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     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. In particular, Enstar may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including but not limited to the failure to obtain governmental and regulatory approvals or to satisfy other closing conditions. Other important risk factors regarding Enstar may be found under the heading “Risk Factors” in Enstar’s Form 10-K for the year ended December 31, 2009, and are incorporated herein by reference. Furthermore, Enstar undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.